EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements Nos. 333-279300, 333-159074 and 333-244322 on Form S-8 of F&M Bank Corp. of our report dated March 27, 2026, relating to the consolidated financial statements of F&M Bank Corp. and Subsidiaries, appearing in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of F&M Bank Corp. for the year ended December 31, 2025.

/s/ Elliott Davis, PLLC

Raleigh, North Carolina

March 27, 2026